Exhibit 10.21

RETIREMENT AGREEMENT

This Retirement Agreement (“Agreement”) is made as of this 2nd day of December, 2013 by and between JOHN BEAN TECHNOLOGIES CORPORATION (“JBTC”), a US Delaware corporation maintaining its principal offices at 70 W. Madison, 44th Floor, Chicago, IL 60602, JOHN BEAN TECHNOLOGIES AB (“JBT AB”), a Swedish corporation maintaining its principal offices at Rusthållsgatan 21, SE-251 09, Helsingborg, Sweden, and OLAF TORBJ√RN ARVIDSSON, an individual residing at Karl X Gustavs gata_61, 254 40 Helsingborg (hereinafter “Employee”), because the parties are desirous of setting forth the terms and conditions of Employee’s retirement from employment with JBT AB.

The parties hereby confirm that the Employee shall retire from his employment with the Company on the terms and conditions hereinafter set forth and, subject to the conditions herein, the parties enter into a general release of all claims they ever might have against each other and all past and present officers, employees, directors, successors, assigns, parent corporation, subsidiaries, affiliates, divisions and related entities of each of them, both individually and in their official capacities, (JBTC, JBT AB and all of its subsidiaries and affiliates are collectively referred to throughout this Agreement as “the Company”).

In consideration of the mutual covenants and promises hereinafter set forth, Company and Employee hereby agree as follows:

1.      Retirement Date. The parties acknowledge that Employee’s active service with the Company as an employee shall be terminated as of July 10, 2014 (“Retirement Date”). Between the date of this Agreement and the Retirement Date, any employment agreements that exist between Employee and the Company shall remain in full force and effect unless there is a conflict with this Agreement in which case this Agreement shall prevail. Beginning on January 13, 2014 and until the Retirement Date, Employee shall report to Steven R. Smith, Vice President and Division Manager.

2.      Compensation and Consideration. The Company will provide to Employee the following compensation and consideration:

(a)	Base Salary. From the date hereof until the Retirement Date, Company shall pay Employee his base salary (SEK 234.856 per month) on a monthly basis.
(b)

2013 Bonus. On or about February or March 2014, Company shall pay Employee his 2013 bonus, which will be calculated based on the agreed upon metrics for the Company’s 2013 performance. For the avoidance of doubt, the Employee will not be entitled to any bonus based on the Company’s 2014 performance.

(c)

LTIP Awards. Employee shall retain all Long Term Incentive Plan (“LTIP”) awards that have been granted to him as of the date hereof and all such awards shall vest in accordance with each award’s vesting schedule. Employee shall not receive an LTIP award in 2014. For the avoidance of doubt, all awards contained in Employee’s stock plan account and/or brokerage account, administered through Fidelity Investments, are and shall remain his sole property and the Company shall have no claim of whatever nature to such awards.

(d)	Vacation Time. At and as of the Retirement Date, Employee shall be paid for all accrued but unused vacation days.
(e)	Perquisites. Any and all perquisites that Employee has enjoyed during his employment with the Company shall cease on his Retirement Date.
(f)

Pension Benefits. As of the Retirement Date, Employee shall cease to accrue pension benefits, provided, however, that Employee shall retain any and all pension benefits that have accrued as of the Retirement Date, such benefits to be paid in accordance with any and all applicable plans and/or agreements.

(g)

No severance. For the avoidance of doubt, other than what is set forth herein (including, expressly, Paragraphs 2 and 3), Employee shall not be entitled to any severance pay or any other compensation by virtue of his cessation of employment with the Company or his entering into this Agreement.

3.      Consulting Services & Fee. For a period of one year from the Retirement Date, Employee shall perform various consulting services to the Company as requested from time to time. The consulting services shall not exceed a total of 200 hours. In exchange for these services, Company shall pay Employee SEK 650,000, (and shall make reductions for applicable income tax on such amount); the net amount to be paid in four equal increments on a quarterly basis from the date of the Retirement Date.

4.      Company Property, Confidential and Financial Information and Non- Compete Agreement. Except as set forth below, as of the Retirement Date Employee shall return all Company property in his possession or control. Employee recognizes and acknowledges that the performance of his services for the Company has resulted in its disclosure to him of certain proprietary and confidential and financial information. Employee agrees that:

(a)

He will not disclose or use any of the Company’s confidential, proprietary or financial information for his own or any other person’s or entity’s benefit unless such use or disclosure is specifically consented to in writing by the Company.

(b)

He will not, directly or indirectly, for himself or on behalf of any other person or entity, induce or attempt to induce any of the Company’s personnel to do anything contrary to the best interests of the Company.

(c)

He will not make any disparaging remarks, or otherwise take any action that could reasonably be anticipated to cause material damage to the reputation, goodwill or business of the Company or any employees of the Company, or otherwise make remarks that may reflect negatively upon the Company or any of its Employees in any context or setting.

(d)

In exchange for the consideration set forth in Paragraphs 2 and 3 hereunder, Employee will not, for a period of eighteen (18) months after the Retirement Date, be employed by or engaged in, either as an employee, consultant, representative or otherwise, or be interested in, as owner, partner, shareholder (other than shareholdings of less than 1 % in companies listed at any regulated stock exchange) or otherwise in, any business that are engaged during such period in the sale of products or services in competition with the Company throughout the world. He recognizes and agrees that the time limits and geographical restrictions set forth in this Paragraph 4(d) are reasonable and necessary to protect legitimate business interests of the Company especially when considering the global nature of Employee’s responsibilities.

5.      Mutual General Releases. In exchange for the consideration set forth in Paragraphs 2 and 3 of this Agreement, the parties hereby release and forever discharge one another from and against any and all actions, causes of action, damages, claims, debts, demands and liabilities for any reason whatsoever, including, but not limited to those for bonuses, wages, benefits or other forms of compensation, or any other charges, complaints and demands whatsoever, in law or equity, including any claim for attorneys’ fees, that the parties may have against one another, whether now known or unknown, whether accrued or not accrued, including, but not limited to, all claims relating to Employee’s employment with Company and the cessation thereof. For the avoidance of doubt, Employee’s release under this Paragraph 5 is on behalf of himself and his dependents, heirs, creditors, executors, administrators, successors, assigns and counsel.

6.      Non-Disclosure. Neither Employee nor any of his attorneys or representatives, including, but not limited to, his dependents, heirs, successors, assigns, or any other person advised by him about the contents of this Agreement, shall publicize or disclose (unless required to do so by judicial order or process) to any other person or entity the terms of or amount of any payment made by the Company pursuant to this Agreement.

7.      Construction. This Agreement shall be binding on the parties, their heirs, executors, administrators, successors and assigns, and shall be construed under the laws of Sweden to preserve its enforceability and the general release, settlement and waiver of all claims of each and every kind. A court may modify any otherwise unenforceable clause set forth herein to render this Agreement enforceable.

8.       Modification. The parties agree to be legally bound and hereby agree that this Agreement can be modified only by a written memorandum signed by both parties that recites the specific intent to modify this Agreement.

9.       Dispute Resolution. Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Rules for Expedited Arbitrations of the Arbitration Institute of the Stockholm Chamber of Commerce. The seat of arbitration shall be Helsingborg. The language to be used in the arbitral proceedings shall be English. This Agreement shall be governed by the substantive law of Sweden. The Company shall bear the cost of the arbitrator as well as the fee of the Arbitration Institute of the Stockholm Chamber of Commerce, irrespective of the outcome, unless the arbitrator finds that the Employee has caused the trial of the dispute without due cause.

10.     Execution and Acceptance. The terms of this Agreement are the product of mutual negotiation and compromise between Employee and the Company. The meaning, effect and terms of this Agreement have been fully explained to Employee, and Employee understands that this Agreement settles, bars, and waives any and all claims that Employee has or could possibly have against the Company, unless prohibited from releasing such claim by law. THE PARTIES HAVE READ AND FULLY CONSIDERED THE FOREGOING RETIREMENT AGREEMENT AND ARE MUTUALLY DESIROUS OF ENTERING INTO THIS RETIREMENT AGREEMENT. EMPLOYEE HAS BEEN AFFORDED A REASONABLE OPPORTUNITY TO CONSIDER THE MEANING AND PRECLUSIVE EFFECT OF THIS RETIREMENT AGREEMENT AND WAS ENCOURAGED BY THE COMPANY TO CONSULT WITH AN ATTORNEY OR ANYONE ELSE OF HIS CHOOSING WHO IS NOT EMPLOYED BY THE COMPANY. HAVING ELECTED TO EXECUTE THIS RETIREMENT AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE HEREBY THE CONSIDERATION SET FORTH IN PARAGRAPHS “2” AND “3” ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS RETIREMENT AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS THAT HE MAY HAVE AGAINST THE COMPANY.

11.     Employer. The Parties recognizes that JBT AB is the primary employer of the Employee with the responsibility to fulfill and/or procure the fulfillment of all obligations to Employee contained in this Agreement. JBTC guarantees, as for its own debts, the obligations of JBT AB to the Employee.

The Company and Employee now voluntarily and knowingly execute this Agreement, as of the date first above written to signify their agreement to all of the foregoing terms.

JOHN BEAN TECHNOLOGIES CORPORATION	OLAF TORBJöRN ARVIDSSON

/s/Steven R. Smith	/s/Olaf Torbjörn Arvidsson
By: Steven R. Smith	Olaf Torbjörn Arvidsson
Its: Vice President & Division Manager	Date: 27 November 2013
Date: 12 February 2013
JOHN BEAN TECHNOLOGIES AB

/s/Henrik Larm
By: Henrik Larm
Its: Board Member
Date: 27 November 2013

/s/Niklass Margard

By: Niklass Margard

Its: Board Member

Date: 27 November 2013